IMMAGE BIOTHERAPEUTICS CORP.

EXECUTIVE EMPLOYMENT AGREEMENT

EXECUTIVE EMPLOYMENT AGREEMENT, effective as of this **15th of July**, 2015 (this "Agreement") by and between **IMMAGE BIOTHERAPEUTICS CORP.**, (a/k/a Epicure Charcoal Inc), a Nevada corporation (the "Company" or "Immage") and Anton Dormer with an address at 11515 Old Lottsford Rd Bowie, MD 20721 (the "Executive").

WITNESSETH:

WHEREAS, the Company desires to memorialize its employment with the Executive as its Chairman of the Board and Chief Scientific Officer and Executive desires to accept such employment subject to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE I POSITION; TERM

1.1 Position. The Company desires to employ the Executive as Chairman of the Board of Directors and Chief Scientific Officer, on a part-time basis, which employment the Executive hereby accepts, all in the capacity and on the terms and conditions hereinafter set forth. During the Term (as defined below). The Executive shall work from him home or from such other location as agreed to by the parties from time to time.

1.2 Duties. During the Term, the Executive shall on a part-time basis devote his working time, attention and energies to the business of the Company and to the performance of his services hereunder, all under and subject to the direction and control of the Board of Directors of the Company (the "Board") and/or the designee of the Board of Directors. The services to be performed by the Executive shall be as follows:

Your full responsibilities as Chairman of the Board and Chief Scientific Officer for Immage are described in part below and in the context of the firm's drug discovery mission.

Immage is a biotechnology company whose foremost goal is to develop prophylaxis and therapeutics for cancer through the rapid and efficient development of cutting edge peptide vaccine candidates using bioinformatics and outsourced laboratory resources.

DEPARTMENT: Executive

JOB TITLE: CSO/Chairman of the Board

REPORTS TO: Board of Directors

JOB PURPOSE: The Chairman of the Board is responsible for the management, the development and the effective performance of the Board of Directors, and provides leadership to the Board for all aspects of the Board's work. The Chairman acts in an advisory capacity to the President and Chief Executive Officer (CEO) and to other officers in all matters concerning the interests and management of the Corporation and, in consultation with the CEO, plays a role in the Corporation's external relationships.

Chief Scientific Officer Duties. Position overview: To provide general scientific leadership and to provide leadership to discovery, preclinical, and early clinical programs.

ESSENTIAL DUTIES AND RESPONSIBILITIES

CHAIRMAN OF THE BOARD: DUTIES AND PERFORMANCE REVIEW

1. RESPONSIBILITIES

The Chairman of the Board:

(a) Plans and organizes all of the activities of the Board of Directors including:

> (i) the preparation for, and the conduct of, Board meetings;
> (ii) the quality, quantity and timeliness of the information that goes to Board members;
> (iii) the formation of Board committees and the integration of their activity with the work of the Board;
> (iv) the evaluation of the Board's effectiveness and implementation of improvements;
> (v) the development of the Board, including Director recruitment, evaluation and compensation, and
> (vi) the ongoing formal and informal communication with and among Directors.

(b) Chairs annual and special meetings of the shareholders. In conjunction with the CEO, the Chairman may meet with various groups (such as major shareholder groups), governments, the financial press, industry associations etc.

(c) Works closely with, and through the CEO, to:

> (i)participate in the development of the Corporation's vision, strategic agenda, and business plan to facilitate communication and understanding between management and the Board;
>
> (ii) ensure operations conform with the Board's view on corporate policy; and
> (iii) ensure, in consultation with the Human Resources Committee and the full Board, that succession plans are in place at senior executive levels.

(d) In conjunction with the CEO, participates in external relationships which fulfill the Corporation's obligations as a member of industry and the community.
(e) Provides the key link between the Board and management, and as a result, has a significant communication, coaching and team-building responsibility including:

(i) maintaining a close ongoing relationship and open communication with the CEO;
(ii) representing the shareholders and Board to management and management to the shareholders and Board; and
(iii) monitoring and evaluating the performance of the CEO, in coordination with the Human Resources Committee, when established or in conjunction with the executive board of directors.

(f) May attend all Board committee meetings as a non-voting participant provided, however, that, at meetings of the Governance Committee, the Chairman of the Board shall be a voting member.

(g) Carries out special assignments in collaboration with the CEO and management or the Board of Directors.

2. PERFORMANCE REVIEW

(a) In December of each year, the Human Resources Committee, when established or the executive board of directors shall meet to review the performance of the Chairman of the Board.

(b) The information which is used as a basis for discussion will include:

   (i) the foregoing description of the basic functions and responsibilities of the Chairman of the Board;
   (ii) the list of special objectives that were established at the last performance discussion; and
   (iii) input gathered from the Board concerning the Chairman's performance and special objectives for the ensuing year.

(c) The other members of the Governance Committee, when establish or the executive board of directors shall meet with the Chairman of the Board and, with input and comments from the Chairman of the Board, establish a list of special objectives for the next twelve (12) months.

Chief Scientific Officer Duties

1. Position overview: To provide general scientific leadership and to provide leadership to discovery, preclinical, and early clinical programs.

2. Principal Responsibilities and Duties:

1. Responsible for establishing company's strategic R&D roadmap and to provide exemplary scientific input into company's research and development programs in order to support the overall corporate strategy set by the Board.

2. To maintain the highest quality of scientific foundations of the company's drug discovery & development process.

3. To provide other members of Senior Staff with continuous scientific input in the areas of business development, clinical development and commercialization, financial planning and execution, regulatory matters, manufacturing, extramural funding processes and initiatives.

4. Responsible for providing strategic input for company's near, mid- and long-term goals from the scientific standpoint.

5. Responsible for the composition, relationship development, and value adding output from company's Scientific Advisory Board.

6. Specific responsibilities in directing the discovery, preclinical and Translational Science Programs:

    - To provide exemplary overall scientific & de facto operational leadership in identifying, evaluating and developing novel preclinical drug development opportunities and candidates and progressing them into IND-enabling studies and into human Proof of Concept clinical trials.
    - To advance the company's scientific and translational science leadership in the development of cancer vaccines.
    - Seeking partnerships with academic institutions, with other biotechnology and pharmaceutical companies and Health Authorities
    - Managing the company's patent estate

In this connection, during the Term (i) the Executive shall not render services to or for any other person, firm, corporation or business in this capacity and (ii) shall have no interest directly or indirectly in any other person, firm, corporation or business whose business is related to or competitive with the business of the Company; provided, however, the Executive may own, directly or indirectly, solely as an investment, securities of any entity provided the Executive (a) is not a controlling person of, or a member of a group which controls, such entity and (b) does

not, directly or indirectly, own five percent or more of any class of securities of such entity. Notwithstanding the foregoing, so long as it does not interfere with his full time employment hereunder, the Executive may attend to outside investments and serve as a director, trustee or officer of or otherwise participate in charitable and civic organizations and serve as director of corporations whose business is unrelated to the business of the Company.

1.3 Term. The term of employment shall commence on June 9 , 2015 and shall continue until the date that is two years from the first day of the Executive's employment with the Company (the "Initial Term"'). Thereafter, unless either party shall send written notice of termination to the other at least ninety (90) days prior to the termination of the Initial Term or any extension term, this Agreement shall automatically be renewed biannually on the terms and conditions contained herein. Notwithstanding the foregoing, this Agreement shall be subject to the termination provisions set forth in Article IV below. For purposes of this Agreement, "Term" shall mean collectively the Initial Term and any renewal term, if any, during which this Agreement remains in effect.

ARTICLE II SALARY; BONUSES

2.1 Annual Base Salary, (a) During the Term, the annual base salary (the "Base Salary") to be paid by the Company to the Executive shall be Twelve Thousand Dollars ($ 12 ,000.00) per year payable twice monthly, or in such other manner as the parties shall mutually agree, subject to withholding for applicable taxes. The Board shall review the salary compensation of the Executive annually at the contract anniversary during the Term.

(b) The Company shall deduct from the Base Salary the applicable federal, state and local income tax liability.

2.2 Bonus, (a) In addition to the Base Salary, the Executive shall be eligible to receive a discretionary bonus of up to $5,000.00 in the first year of employment with the Company, such award and such amounts to be determined by the Board in accordance with the guidelines as set forth in Appendix A. Bonus distributions may be in the form of cash and/or stock (nature and class of any such stock issued as a bonus will be at the sole discretion and determination of the Board). The Company shall deduct from the bonus applicable federal, state and local income tax liability. All bonuses granted will be paid on or before the 15th day of the month following the month of the bonus grant. In the event that shares are issued under this Bonus provision, then all terms and applicability, of such share issuance, will be governed and subject to the applicable rules and regulations of the Securities and Exchange Commission.

Notwithstanding Sections 2.1 and 2.2, above, the Executive compensation shall not begin until the Company obtains full seed funding of four hundred fifty thousand dollars ($450,000), or as otherwise decided by the Board.

ARTICLE III BENEFITS

3.1 Business Expenses The Company, upon presentation by the Executive of appropriate substantiating documentation, shall reimburse the Executive for all reasonable and necessary business expenses up to Five hundred dollars ($500) per month, incurred by the Executive in connection with the performance of his duties under this Agreement, including reasonable accommodation expenses during travel required in connection with the performance of the Executive's duties.

3.2 Paid Time Off The Executive shall be entitled to the same PTO benefits as provided by the Company to the employees of the Company, for PTO allocation and eligibility purposes the Executive shall be eligible for PTO time based on the Executives original date of employment. Any PTO not taken in any twelve (12) consecutive month period may be taken only in the following twelve (12) consecutive month period at the consent and agreement of the Board of Directors. The Executive shall enjoy the same PTO benefits as provided by the Company to the employees of the Company.

3.3 Additional Benefits. Effective upon full seed funding of $1,000,000 or as otherwise decided by the Board, the Executive and his family (as applicable) shall be entitled to participate in any pension or profit sharing plans, group health, accident or life insurance plans, group medical and hospitalization plan, and other similar benefits as may be available to the employees of the Company and the benefits payable to the Executive or to his account thereunder shall be made commensurate with his status in the Company.

ARTICLE IV TERMINATION

4.1 Termination for Cause. (a) The Executive's engagement hereunder may be terminated by the Company prior to the expiration of the Term (and thereupon the Term shall be such shorter period) in the event the Company discharges Executive for "Cause". If the Company terminates the Executive for Cause, the Executive shall be entitled to receive, in a lump sum cash payment, the Base Salary accrued through the date of termination, plus any accrued PTO, in each case to the extent therefore unpaid.

(b) For purposes hereof, "Cause" shall mean any one of the following:

(A) willful and continuing disregard of his job responsibilities or material breach by the Executive of this Agreement; or

(B) breach of Company policies and/or procedures as documented and provided by the Company; or

(C) being convicted of a felony or other serious crime.

4.2 Termination Without Cause or for Good Reason. (a) If, before the last day of the first year of the Term, (i) the Company terminates the Executive's employment other than for Cause, (ii) the Executive terminates his employment for Good Reason (as defined below), or (iii) his

employment is terminated pursuant to Section 4.3 below, the Executive shall be paid a cash payment equal to the sum of one month's salary for termination during the first year and two months' salary for termination during the second year up to a maximum six (6) months over the duration of five years.

In addition to the foregoing, the Executive shall be entitled to the Bonus, if any, to which he would have been entitled for the year in which the termination occurs, if any such bonus would occur, provided that the amount of the Bonus and the time it shall be paid to the Executive shall be determined pursuant to Section 2.2 of this Agreement.

(b) The following events or circumstances shall constitute "Good Reason," entitling the Executive to terminate his employment in the manner set forth above: any failure by the Company, in any respect, to comply with any of the compensation or benefits provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by the Executive.

4.3 Change of Control. If a Change of Control (as defined in the Annex attached hereto) occurs.

4.4 Disability: Death. In the event that during the Term the Executive shall either die or in the reasonable judgment of the Board, be unable to perform his duties because of any medically determinable physical or mental impairment for a period in excess of one-hundred twenty (120) days in any twelve (12) month period, the Company shall have the right to suspend payment of the Base Salary for any time after the expiration of thirty (30) days after such determination, and at any time thereafter, to terminate this Agreement. In the event of such termination, the Company shall pay to the Executive or his legal representative (i) the amount of the Base Salary payable hereunder for a period of six (6) months following the termination date at the rate prevailing on the termination date and (ii) any accrued and unpaid Bonus, if any.

ARTICLE V REPRESENTATION; NON-COMPETITION; CONFIDENTIALITY

5.1 Executive Representation. The Executive represents that the Executive's execution of this Agreement and the performance of his duties required hereunder will neither be a breach of any other employment or other agreement nor a breach of any noncompetition or similar agreement.

5.2 Non-Competition, (a) The Executive agrees that during the Term and for the period of two years thereafter, he will not engage, directly or directly, either as principal, agent, consultant, proprietor, creditor, stockholder, director, officer or employee, or participate in the ownership, management, operation or control of any business which directly or indirectly competes with the business of the Company. The Executive acknowledges and agrees that the

current market for the Company's business extends throughout the United States, Europe, Asia, Africa and Canada and that it is therefore reasonable to prohibit the Executive from competing with the Company anywhere in such territory. This Section shall not apply to the Executive's ownership of less than five percent (5%) of the capital stock of a company having a class of capital stock which is traded on any national stock exchange or on the over-the-counter market.

(b) During the Term and for the period of two years thereafter, the Executive agrees that he will not, directly or indirectly, (i) solicit, divert or recruit or encourage any of the employees of the Company, or any person who was an employee of the Company during the Term, to leave the employ of the Company or terminate or alter their contractual relationship in a way that is adverse to the Company's interests, (ii) solicit or divert business from the Company, or assist any person or entity in doing so or attempting to do so or (iii) cause or seek to cause any person or entity to refrain from dealing or doing business with the Company or assist any person or entity in doing so or attempting to do so.

5.3 Confidential Information. (a) The Executive agrees that he shall hold in strict confidence and shall not at any time during or after his employment with the Company, directly or indirectly, (i) reveal, report, publicize, disclose, or transfer any Confidential Information (as described below) or any part thereof to any person or entity, (ii) use any of the Confidential Information or any part thereof for any purpose other than in the course of his duties on behalf of the Company, or (iii) assist any person or entity other than the Company to secure any benefit from the Confidential Information or any part thereof. All Confidential Information (regardless of the medium retained) and all abstracts, summaries or writings based upon or reflecting any Confidential Information in the Executive's possession shall be delivered by the Executive to the Company upon request therefore by the Company or automatically upon the expiration of the Term or termination of this Agreement.

(b) For purposes of this Agreement, "Confidential Information" shall mean any information relating to the business, operations, affairs, assets or condition (financial or otherwise) of the Company which is not generally known by non-company personnel, or is proprietary or in any way constitutes a trade secret (regardless of the medium in which information is maintained) which the Executive develops or which the Executive obtains knowledge of or access to through or as a result of the Executive's relationship with the Company. Confidential Information specifically includes, without limitation, business and marketing plans, financings, cost and pricing information, supplier information, all source code, system and user documentation, and other technical documentation pertaining to the hardware and software programs of the Company, including any proposed design and specifications for future products and products in development, and all other technical and business information considered confidential by the Company. Confidential Information shall not include any information that is generally publicly available or otherwise in the public domain other than as a result of a breach by the Executive of his obligations hereunder. For purposes of this Agreement, information shall not be deemed Confidential Information if (i) such information is available from public sources, (ii) such information is received from a third party not under an obligation

to keep such information confidential, or (iii) the Executive can conclusively demonstrate that such information had been independently developed by the Executive.

5.4 Remedies. The Executive agrees and acknowledges that the foregoing restrictions and the duration and the territorial scope thereof as set forth in this Sections 5.2 and 5.3 are under all of the circumstances reasonable and necessary for the protection of the Company and its business. In the event that the Executive shall breach any of the provisions of Sections 5.2 or 5.3, in addition to and without limiting or waiving any other remedies available to the Company, at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provision of this Agreement.

ARTICLE VI MISCELLANEOUS

6.1 Entire Agreement. This Agreement constitutes the entire understanding between the Company and the Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between the Executive and the Company concerning the subject matter hereof, all of which are merged herein. Time is of the essence in this Agreement.

6.2 Successors. This Agreement shall be binding upon and inure to the benefit of the Executive and his heirs and personal representatives, and the Company and its successors and assigns.

6.3 Notices. All notices and other communications required or permitted hereunder shall be delivered personally, sent via facsimile, certified or registered mail, return receipt requested, or next day express mail or overnight, nationally recognized courier, postage prepaid with proof of receipt, to the address or telephone number (in the case of facsimile) set forth above. Such addresses and/or telephone numbers may be changed by notice given in the manner provided herein. Any such notice shall be deemed given (i) when delivered if delivered personally, (ii) the day after deposit with the express or courier service when sent by next day express mail or courier, (iii) five (5) days after deposit with the postal service when sent by certified or registered mail, or (iv) when sent over a facsimile system with answer back response set forth on the sender's copy of the document.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to choice of law principles.

6.5 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement executed by the Company and the Executive.

6.6 Headings. The section headings herein are inserted for the convenience of the parties only and are not to be construed as part of the terms of this Agreement or to be taken into account in the construction or interpretation of this Agreement.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have entered into this Executive Employment Agreement as of the day and year first above written.

IMMAGE BIOTHERAPEUTICS CORP.

By:__________________________

Name: Mahesh Narayanan

President and Chief Operating Officer

Witness:

____

Print Name: Elton F. Norman

EXECUTIVE

By: ___________________________

Anton Dormer, MD MS